Exhibit 99.1

Fathom Holdings Reports Fourth Quarter and Full Year 2024 Results

– Company increases revenue by 24% year over year –
CARY, NC, March 12, 2024 – Fathom Holdings Inc. (Nasdaq: FTHM) (“Fathom” or the “Company”), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings for brokerages and agents, today reported financial results for the fourth quarter and full year ended December 31, 2024.

“While Fathom achieved a 24% year-over-year revenue increase and saw core business gross profit rise by an encouraging 59%, the fourth quarter reflected ongoing challenges in the residential real estate market,” said Marco Fregenal, CEO of Fathom Holdings. “Persistent headwinds, particularly the unexpected rise in interest rates in Q4 following the Fed rate reduction, along with one-time expenses of $1.3 million, negatively impacted both net loss and Adjusted EBITDA loss.”

“We expect 2025 to remain challenging for the real estate industry; however, we see meaningful improvement ahead and are encouraged about our prospects of reaching EBITDA positive in Q2 of 2025, driven by increased revenues from our acquisition of My Home Group and smaller brokerage walkovers, as well as anticipated cost reductions of over $2 million on an annualized basis,” Fregenal continued. “We aim to return to our historical 25% annual revenue growth, supported by anticipated higher gross profit from ancillary services, targeted recruitment, and ongoing innovation across our brokerage model, mortgage offerings, and title services. Our mission remains steadfast: to build a best-in-class, technology-driven platform that empowers agents, streamlines transactions, and delivers long-term value for our shareholders. We are confident these efforts will foster ongoing success, even in a dynamic market environment.”

Fourth Quarter 2024 Financial Results
Fathom’s total revenue grew approximately 24% for the fourth quarter of 2024 to $91.7 million, from $74.1 million for the fourth quarter of 2023. Brokerage revenue increased by 26.3% for the fourth quarter of 2024 to $87.7 million from $69.4 million. Mortgage revenue increased 11.1% to $2 million from $1.1 million in the fourth quarter of 2023. Title revenue increased 92% to $1.3 million from $0.7 million. Technology revenue increased by 38% to $1.1 million from $0.8 million in the fourth quarter of 2023.

Gross profit for Q4 2024 increased by 25% to $6.7 million from $5.3 million in Q4 of 2023. Gross profit for core business without Dagley Insurance increased by 59% to $6.6 million from $4.2 million Q4 2023.

Fathom real estate transactions in the 2024 fourth quarter increased by 22% to 9,903 transactions from 8,114 transactions for the 2023 fourth quarter.

Fathom’s real estate agent network grew 21% to approximately 14,300 agent licenses at December 31, 2024, up from approximately 11,795 agent licenses at December 31, 2023.

	Three months ended December 31,
(Revenue $ in millions)	2024	2023
	UNAUDITED
Real Estate Brokerage	$87.7	69.4
Mortgage	2.0	1.8
Technology	1.1	0.8
Corporate and other services (a)	0.9	2.1
Total revenue	$91.7	74.1
(a)Transactions between segments are eliminated in consolidation. Such amounts are eliminated through the Corporate and other services line.

GAAP net loss for the 2024 fourth quarter was $6.2 million, or $0.29 per share, compared with a loss of $8.4 million, or $0.50 per share, for the 2023 fourth quarter.
General and Administrative expense totaled $8.4 million for the 2024 fourth quarter, or 9.2% of revenue, compared with $10.1 million or 13.6% of revenue for the fourth quarter of 2023. This was primarily due to our continued focus on reducing expenses.
Driven by many of the factors discussed above, Adjusted EBITDA loss, a non-GAAP measure, totaled $2.9 million in the fourth quarter of 2024 compared with an Adjusted EBITDA loss of approximately $2.9 million for the 2023 fourth quarter. Fathom is committed to achieving and remaining Adjusted EBITDA positive moving forward.
Fathom provides Adjusted EBITDA, a non-GAAP financial measure, because it offers additional information for monitoring the Company's cash flow performance. A table providing a reconciliation of Adjusted EBITDA to its most comparable GAAP measure, as well as an explanation of, and important disclosures about, this non-GAAP measure, is included in the tables at the end of this press release.

Full Year 2024 Financial Results

Fathom completed approximately 37,000 real estate transactions in full year 2024, a 2.2% decrease relative to the prior year.

Total revenue for 2024 decreased by 3% to $335 million, from $345 million for 2023. Segment revenue for the 2024 full year, compared with the 2023 full year was as follows:

	Year Ended December 31,
(Revenue $ in millions)	2024	2023
	UNAUDITED
Real Estate Brokerage	$314.7	$325.4
Mortgage	10.9	7.2
Technology	4.5	3.2
Corporate and other services (a)	5.1	9.4
Total revenue	$335.2	$345.2
(a)Transactions between segments are eliminated in consolidation. Such amounts are eliminated through the Corporate and other services line.

GAAP net loss for 2024 was $21.6 million, or a loss of $1.07 per share, compared with a GAAP net loss of $24.0 million, or a loss of $1.47 per share, for 2023. This was primarily due to the cost savings efforts.

Adjusted EBITDA loss was $5.7 million in 2024, versus an Adjusted EBITDA loss of $4.1 million for 2023 due to 3% reduction in revenue.

Cash and cash equivalents at December 31, 2024 decreased to $7.1 million from $7.4 million at December 31, 2023.

2024 Highlights

•Commencing January 1, 2024, the agent annual fee which is charged on an agent's first transaction of each anniversary year increased from $600 to $700. In addition, we implemented a new fee on sales of properties for over $600,000. This new 'High-Value Property Fee' will consist of an additional $200 on properties priced between $600,000 and $999,999, and an additional fee of $250 charged for each $500,000 tier over a $1,000,000 property price.

•In April 2024, Fathom Realty launched Verus Title Elite, a strategic joint venture partnering with top-producing agents and teams across Texas. The initiative is expected to drive increased revenue and profitability for both Verus Title and Fathom Realty, further strengthening the Company's market position in the title services sector.

•In May 2024, Fathom entered into a purchase and sale agreement for the sale of Dagley Insurance Agency to its founder, Nathan Dagley. Pursuant to the agreement, the sale price of Dagley Insurance Agency was $15 million in cash, subject to certain purchase price adjustments, consisting of (i) $8 million in cash paid at closing, and (ii) $7 million in cash paid over the next 24 months.

•In August 2024, the Company introduced two innovative agent commission plans, Fathom Max and Fathom Share, complementing its existing plan and showcasing Fathom Realty's reimagined revenue share program. The strategic initiative is designed to enhance agent recruitment and retention, drive accelerated and sustainable growth, and boost long-term profitability for the Company, while reinforcing Fathom's commitment to providing flexible, attractive options for real estate professionals.

•In September 2024, the Company issued senior secured convertible promissory notes in aggregate principal amount of $5 million to an existing shareholder, who owns more than 5% of Fathom's common stock, and the chairman of the Company's Board of Directors.

•In September 2024, Fathom Realty, a wholly owned subsidiary of the Company reached a nationwide settlement related to claims asserted in Burnett v. The National Association of Realtors., et al. As part of the settlement Fathom Realty will pay $500,000 into a settlement fund within five days after the settlement is formally approved by the court, $500,000 on or before October 1, 2025, and $1.95 million on or before October 1, 2026. The Company has included $1.0 million in accrued and other current liabilities and $1.95 million in other long-term liabilities on its balance sheet as of December 31, 2024. The total amount of $2.95 million is included in operating expense in the Company's consolidated statements of operations for the year ended December 31, 2024.

•On November 1, 2024, the Company acquired My Home Group ("MHG"), a real estate agency group with over 2,200 agents. This acquisition increases the Company's real estate brokerage and ancillary business presence in Arizona and Washington.

Q1 2025 and Recent Highlights

On March 10, 2025, the Company entered into a securities purchase agreement with certain investors, including Board members Scott Flanders and Stephen Murray, to sell an aggregate of 4,338,003 shares of common stock for gross proceeds of approximately $3 million (the “Offering”). The Offering is expected to close on March 14, 2025, subject to customary closing conditions.

Financial Outlook

The Company has elected to withhold guidance for the first quarter ending March 31, 2025. Management plans to reassess and potentially reinstate guidance expectations in the second quarter of 2025.
Conference Call
Fathom management will hold a conference call today (March 12, 2025) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these financial results.

Toll Free: 888-999-3182
International: +1-848-280-6330
Passcode: Fathom Holdings, Inc.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available via the investor relations section of the Company's website at www.FathomInc.com.

A telephone replay of the call will be available through March 21, 2025.

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 51486

About Fathom Holdings Inc.
Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Encompass Lending, intelliAgent, LiveBy, Real Results, Verus Title, and Cornerstone. For more information, visit www.FathomInc.com.
Cautionary Note Concerning Forward-Looking Statements
This press release contains "forward-looking statements" that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with general economic conditions, including rising interest rates; its ability to generate positive operational cash flow; risks associated with the Company's ability to continue achieving significant growth; its ability to continue its growth trajectory while achieving profitability over time; risks related to ongoing and future litigation; and other risks as set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom's Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.
Investor Contact:
Dave Gentry, CEO
RedChip Companies, Inc.
1-407-644-4256
FTHM@redchip.com

FATHOM HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	UNAUDITED		UNAUDITED

Revenue	$91,741	$74,072	$335,184	$345,226
Commission and service costs	85,094	68,761	306,913	316,932

General and administrative	8,432	10,088	33,573	38,751
Marketing	1,899	908	5,796	3,348
Technology and development	1,789	1,650	6,635	6,284
Litigation contingency	55	—	3,491	—
Depreciation and amortization	520	758	2,239	3,164
Loss from operations	(6,048)	(8,093)	(23,463)	(23,253)

Other expense (income), net
Gain on the sale of operating segment	—	—	(2,958)	—
Interest expense (income), net	219	94	537	245
Other nonoperating expense, net	984	154	1,557	335
Other expense, net	1,203	248	(864)	580
Loss before income taxes	(7,251)	(8,341)	(22,599)	(23,833)
Income tax expense (benefit)	(1,050)	98	(1,022)	148
Net loss	$(6,201)	$(8,439)	$(21,577)	$(23,981)
Net loss per share:
Basic	$(0.29)	$(0.50)	$(1.07)	$(1.47)
Diluted	$(0.29)	$(0.50)	$(1.07)	$(1.47)
Weighted average common shares outstanding:
Basic	21,588,886	16,946,525	20,244,255	16,265,993
Diluted	21,588,886	16,946,525	20,244,255	16,265,993
The accompanying notes are an integral part of the condensed consolidated financial statements.

FATHOM HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2024	December 31, 2023
	UNAUDITED
ASSETS
Current assets:
Cash and cash equivalents	$7,127	$7,399
Restricted cash	263	141
Accounts receivable	3,147	3,352
Other receivable-current	4,000	—
Mortgage loans held for sale, at fair value	4,772	8,602
Prepaid and other current assets	5,647	3,700
Total current assets	24,956	23,194
Property and equipment, net	1,854	2,340
Lease right of use assets	3,781	4,150
Intangible assets, net	20,234	23,909
Goodwill	21,498	25,607
Other receivable-long-term	3,000	—
Other assets	74	58
Total assets	$75,397	$79,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,305	$3,396
Accrued and other current liabilities	4,894	2,681
Warehouse lines of credit	4,556	8,355
Lease liability - current portion	1,237	1,504
Other short-term liabilities	—	—
Long-term debt - current portion	4,389	416
Total current liabilities	19,381	16,352
Lease liability, net of current portion	3,522	3,824
Long-term debt, net of current portion	5,087	3,467
Other long-term liabilities	2,726	381
Total liabilities	30,716	24,024
Commitments and contingencies (Note 18)
Stockholders’ equity:
Common stock (no par value, shares authorized, 100,000,000; shares issued and outstanding, 22,732,716 and 20,671,515 as of December 31, 2024 and 2023, respectively)	—	—
Additional paid-in capital	137,844	126,820
Accumulated deficit	(93,163)	(71,586)
Total stockholders’ equity	44,681	55,234
Total liabilities and stockholders’ equity	$75,397	$79,258
The accompanying notes are an integral part of the condensed consolidated financial statements.

FATHOM HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2024	2023
	UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,577)	$(23,981)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,423	5,947
Gain in the sale of a business	(2,958)	—
Non-cash lease expense	1,844	1,663
Deferred financing costs amortization	100	71
Gain on sale of mortgages	(5,942)	(3,696)
Stock-based compensation	8,839	12,994
Deferred income taxes	(774)	84
Change in operating assets and liabilities:
Accounts receivable	113	(278)
Prepaid and other current assets	(1,872)	(232)
Other assets	(16)	195
Accounts payable	1,053	53
Accrued and other current liabilities	1,274	(353)
Operating lease liabilities	(2,044)	(1,827)
Other long-term liabilities	1,618	—
Mortgage loans held for sale originations	(233,979)	(154,480)
Proceeds from sale and principal payments on mortgage loans held for sale	243,751	153,268
Net cash (used in) operating activities	(5,147)	(10,572)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(51)	(22)
Purchase of intangible assets	(3,192)	(1,811)
Proceeds from sale of operating segment	7,435	—
Other investing activities	(130)	—
Acquisition of My Home Group	(300)	—
Amounts paid for business and asset acquisitions, net of cash acquired	—	(35)
Net cash provided by (used in) investing activities	3,762	(1,868)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(706)	(718)
Proceeds from debt	—	4,036
Cash paid for debt issuance costs	—	(200)
Proceeds from note payable, net $100 and $200 in loan costs respectively	5,777	—
Borrowings from warehouse lines of credit	233,269	150,265
Repayment on warehouse lines of credit	(237,067)	(145,489)
Other financing activities	20	(449)
Proceeds from the issuance of common stock in connection with a public offering	—	4,900
Payment of offering cost in connection with issuance of common stock in connection with public offering	(58)	(745)
Net cash provided by (used in) financing activities	1,235	11,600
Net decrease in cash, cash equivalents, and restricted cash	(150)	(840)
Cash, cash equivalents, and restricted cash at beginning of period	7,540	8,380
Cash, cash equivalents, and restricted cash at end of period	$7,390	$7,540
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$299	$188
Income taxes paid	2	50
Amounts due to sellers	1,328	80
Right of use assets obtained in exchange for new lease liabilities	1,808	305
Issuance of common stock for purchase of business	—	45
Reconciliation of cash and restricted cash:
Cash and cash equivalents	$7,127	$7,399
Restricted cash	263	141
Total cash, cash equivalents, and restricted cash shown in statement of cash flows	$7,390	$7,540

The accompanying notes are an integral part of the condensed consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss	$(6,200)	$(8,439)	$(21,577)	$(23,981)
Gain on sale of business	-	-	(2,958)	-
Stock based compensation	1,721	3,668	8,839	12,994
Depreciation and amortization	1,374	1,482	5,423	5,947
Litigation contingency	54	-	3,491	-
Other expense, net	1,202	248	2,094	580
Other non-cash items and transaction costs	-	1	-	201
Income tax expense (benefit)	(1,050)	94	(1,022)	148
Adjusted EBITDA	$(2,899)	$(2,946)	$(5,710)	$(4,111)
Note about Non-GAAP Financial Measures
To supplement Fathom's consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors' overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Fathom defines the non-GAAP financial measure of Adjusted EBITDA as net income (loss), excluding other income and expense, income taxes, depreciation and amortization, share-based compensation expense, and transaction-related cost.
Fathom believes that Adjusted EBITDA provides useful information about the Company's financial performance, enhances the overall understanding of its past performance and future prospects, and allows for greater transparency with respect to a key metric used by Fathom's management for financial and operational decision-making. Fathom believes that Adjusted EBITDA helps identify underlying trends in its business that otherwise could be masked by the effect of the expenses that the Company excludes in Adjusted EBITDA. In particular, Fathom believes the exclusion of share-based compensation expense and transaction-related costs associated with the Company's acquisition activity, provides a useful supplemental measure in evaluating the performance of its operations and provides better transparency into its results of operations. Adjusted EBITDA also excludes other income and expense, net which primarily includes nonrecurring items, such as, minor legal settlement claims, severance costs, professional fees related to investigating potential financing opportunities, if applicable, and other non-cash items representing reserves on certain agent fee collections.
Fathom is presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing its financial performance through the eyes of management, and because the Company believes this measure provides an additional tool for investors to use in comparing Fathom's core financial performance over multiple periods with other companies in its industry.
Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net income (loss), the closest comparable GAAP measure. Some of these limitations are that:
•Adjusted EBITDA excludes share-based compensation expense related to restricted stock and restricted stock unit awards and stock options, which have been, and will continue to be for the foreseeable future, significant recurring expenses in Fathom's business and an important part of its compensation strategy;
•Adjusted EBITDA excludes transaction-related costs primarily consisting of professional fees and any other costs incurred directly related to acquisition activity, which is an ongoing part of Fathom's growth strategy and therefore likely to occur; and

•Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of property and equipment and capitalized software, and acquisition related intangible asset costs, however, the assets being depreciated and amortized may have to be replaced in the future.